INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in The Lamaur Corporation's (formerly Electronic Hair Styling, Inc.) Registration Statements No. 333-12029 and No. 333-26811 of our report dated March 31, 1998 on the financial statements of The Lamaur Corporation and of our report dated January 26, 1996 on the financial statements of The Lamaur Corporation and of our report dated January 26, 1998 on the financial statements of PCD, the Personal Care division of DowBrands L.P. (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph referring to PCD's basis of presentations), both appearing in this Annual Report on Form 10-K of The Lamaur Corporation for the year ended December 31, 1997.



Deloitte & Touche LLP
San Francisco, California
March 31, 1998